UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 2)*

Under the Securities Exchange Act of 1934

Allego N.V.
(Name of Issuer)

Ordinary Share, nominal value EUR 0.12 per share
(Title of Class of Securities)

N0796A 100
(CUSIP Number)

September 30, 2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. N0796A 100

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
AP Spartan Energy Holdings III (PPW), LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,334,949 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,334,949 shares
9		aggregate amount beneficially owned by each reporting person
1,334,949 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.5%
12		type of reporting person (See Instructions)
OO

CUSIP No. N0796A 100

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
AP Spartan Energy Holdings III, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
13,700,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
13,700,000 shares
9		aggregate amount beneficially owned by each reporting person
13,700,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
5.0%
12		type of reporting person (See Instructions)
PN

CUSIP No. N0796A 100

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
AP Spartan Energy Holdings III (PIPE), LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,672,040 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,672,040 shares
9		aggregate amount beneficially owned by each reporting person
3,672,040 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
1.3%
12		type of reporting person (See Instructions)
OO

CUSIP No. N0796A 100

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Natural Resources Partners (P2) III, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
13,700,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
13,700,000 shares
9		aggregate amount beneficially owned by each reporting person
13,700,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
5.0%
12		type of reporting person (See Instructions)
PN

CUSIP No. N0796A 100

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
ANRP III (NGL Debt), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,672,040 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,672,040 shares
9		aggregate amount beneficially owned by each reporting person
3,672,040 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
1.3%
12		type of reporting person (See Instructions)
PN

CUSIP No. N0796A 100

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
ANRP III Intermediate Holdings II, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,334,949 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,334,949 shares
9		aggregate amount beneficially owned by each reporting person
1,334,949 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.5%
12		type of reporting person (See Instructions)
PN

CUSIP No. N0796A 100

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ANRP Advisors III (P2), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
13,700,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
13,700,000 shares
9		aggregate amount beneficially owned by each reporting person
13,700,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
5.0%
12		type of reporting person (See Instructions)
PN

CUSIP No. N0796A 100

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ANRP Advisors III, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
18,706,989 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
18,706,989 shares
9		aggregate amount beneficially owned by each reporting person
18,706,989 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
6.9%
12		type of reporting person (See Instructions)
PN

CUSIP No. N0796A 100

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ANRP Capital Management III, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
18,706,989 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
18,706,989 shares
9		aggregate amount beneficially owned by each reporting person
18,706,989 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
6.9%
12		type of reporting person (See Instructions)
OO

CUSIP No. N0796A 100

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
APH Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
18,706,989 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
18,706,989 shares
9		aggregate amount beneficially owned by each reporting person
18,706,989 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
6.9%
12		type of reporting person (See Instructions)
PN

CUSIP No. N0796A 100

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Principal Holdings A GP, Ltd.(1)
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
18,706,989 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
18,706,989 shares
9		aggregate amount beneficially owned by each reporting person
18,706,989 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
6.9%
12		type of reporting person (See Instructions)
CO

(1) On September 30, 2024, Apollo Principal Holdings III GP, Ltd. changed its name to Apollo Principal Holdings A GP, Ltd.

Item 1.	(a)	Name of Issuer

Allego N.V.

(b)	Address of Issuer’s Principal Executive Offices

Westervoortsedijk 73 KB, 6827 AV

Arnhem, the Netherlands, 6846

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) AP Spartan Energy Holdings III (PPW), LLC (“AP PPW”); (ii) AP Spartan Energy Holdings III, L.P. (“AP Spartan”); (iii) AP Spartan Energy Holdings III (PIPE), LLC (“PIPE Holdings”); (iv) Apollo Natural Resources Partners (P2) III, L.P. (“ANRP (P2)”); (v) ANRP III (NGL Debt), L.P. (“NGL Debt”); (vi) ANRP III Intermediate Holdings II, L.P. (“ANRP Intermediate”); (vii) Apollo ANRP Advisors III (P2), L.P. (“ANRP Advisors (P2)”); (viii) Apollo ANRP Advisors III, L.P. (“ANRP Advisors”); (ix) Apollo ANRP Capital Management III, LLC (“ANRP Capital Management”); (x) APH Holdings, L.P. (“APH Holdings”); and (xi) Apollo Principal Holdings A GP, Ltd. (“Principal Holdings A GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

AP PPW, AP Spartan and PIPE Holdings each hold securities of the Issuer.

ANRP (P2) and ANRP Intermediate are the members of AP PPW. ANRP (P2) and NGL Debt are the members of PIPE Holdings. ANRP Advisors (P2) is the general partner of ANRP (P2). ANRP Advisors is the general partner of each of AP Spartan, ANRP Intermediate and NGL Debt. ANRP Capital Management is the general partner of ANRP Advisors and ANRP Advisors (P2). APH Holdings is the sole member of ANRP Capital Management. Principal Holdings A GP is the general partner of APH Holdings. Scott Kleinman, Marc Rowan and James Zelter are the directors of Principal Holdings A GP, and as such may be deemed to have voting and dispositive control of the securities held of record by AP PPW, AP Spartan and PIPE Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of AP PPW, PIPE Holdings, AP Spartan, ANRP (P2), ANRP Intermediate and NGL Debt is 9 West 57th Street, 41st Floor, New York, New York 10019. The address of the principal business office of each of ANRP Advisors, ANRP Advisors (P2) and Principal Holdings A GP is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008. The address of the principal business office of each of ANRP Capital Management and APH Holdings 100 West Putnam Avenue, Greenwich, Connecticut 06830.

(c)	Citizenship

AP PPW and PIPE Holdings are each a Delaware limited liability company. AP Spartan, ANRP Intermediate, ANRP (P2) and NGL Debt are each a Delaware limited partnership. ANRP Advisors, ANRP Advisors (P2), and APH Holdings are each exempted limited partnerships registered in the Cayman Islands. ANRP Capital Management and Principal Holdings A GP are each an exempted company registered in the Cayman Islands with limited liability.

(d)	Title of Class of Securities

Ordinary share, nominal value EUR 0.12 per share (the “Ordinary Share”).

(e)	CUSIP Number

N0796A 100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information is reported as of September 30, 2024.

(a)	Amount beneficially owned:

AP PPW	1,334,949
AP Spartan	13,700,000
PIPE Holdings	3,672,040
ANRP (P2)	13,700,000
NGL Debt	3,672,040
ANRP Intermediate	1,334,949
ANRP Advisors (P2)	13,700,000
ANRP Advisors	18,706,989
ANRP Capital Management	18,706,989
APH Holdings	18,706,989
Principal Holdings A GP	18,706,989

AP PPW, AP Spartan and PIPE Holdings each disclaim beneficial ownership of all Ordinary Shares included in this report other than the Ordinary Shares held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. ANRP (P2), NGL Debt, ANRP Intermediate, ANRP Advisors (P2), ANRP Advisors, ANRP Capital Management, APH Holdings and Principal Holdings A GP, and Messrs. Scott Kleinman, James Zelter and Marc Rowan, the directors of Principal Holdings A GP, each disclaim beneficial ownership of any securities reported herein as held by AP PPW, AP Spartan and PIPE Holdings, or that may be beneficially owned by any of the other reporting persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

AP PPW	0.5%
AP Spartan	5.0%
PIPE Holdings	1.3%
ANRP (P2)	5.0%
NGL Debt	1.3%
ANRP Intermediate	0.5%
ANRP Advisors (P2)	5.0%
ANRP Advisors	6.9%
ANRP Capital Management	6.9%
APH Holdings	6.9%
Principal Holdings A GP	6.9%

The percentages are based on 273,030,790 Ordinary Shares outstanding as of July 1, 2024, based on information provided by the Issuer.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

AP PPW	1,334,949
AP Spartan	13,700,000
PIPE Holdings	3,672,040
ANRP (P2)	13,700,000
NGL Debt	3,672,040
ANRP Intermediate	1,334,949
ANRP Advisors (P2)	13,700,000
ANRP Advisors	18,706,989
ANRP Capital Management	18,706,989
APH Holdings	18,706,989
Principal Holdings A GP	18,706,989

(iii)	Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

AP PPW	1,334,949
AP Spartan	13,700,000
PIPE Holdings	3,672,040
ANRP (P2)	13,700,000
NGL Debt	3,672,040
ANRP Intermediate	1,334,949
ANRP Advisors (P2)	13,700,000
ANRP Advisors	18,706,989
ANRP Capital Management	18,706,989
APH Holdings	18,706,989
Principal Holdings A GP	18,706,989

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 14, 2024

AP Spartan Energy Holdings III (PPW), LLC

By:	Apollo ANRP Capital Management III, LLC,
its manager

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

AP Spartan Energy Holdings III, L.P.

By:	Apollo ANRP Advisors III, L.P.,
its general partner

	By:	Apollo ANRP Capital Management III, LLC,
its general partner

		By:	APH Holdings, L.P.,
its sole member

			By:	Apollo Principal Holdings A GP, Ltd.,
its general partner

				By:	/s/ James Elworth
				Name:	James Elworth
				Title:	Vice President

Apollo ANRP Advisors III, L.P.

By:	Apollo ANRP Capital Management III, LLC,
its general partner

	By:	APH Holdings, L.P.,
its sole member

		By:	Apollo Principal Holdings A GP, Ltd.,
its general partner

			By:	/s/ James Elworth
			Name:	James Elworth
			Title:	Vice President

AP Spartan Energy Holdings III (PIPE), LLC

By:	Apollo Natural Resources Partners (P2) III, L.P.,
its member

	By:	Apollo ANRP Advisors III (P2), L.P.,
its general partner

		By:	Apollo ANRP Capital Management III, LLC,
its general partner

			By:	APH Holdings, L.P.,
its sole member

				By:	Apollo Principal Holdings A GP, Ltd.,
its general partner

					By:	/s/ James Elworth
					Name:	James Elworth
					Title:	Vice President

By:	ANRP III (NGL Debt), L.P.
its member

	By:	Apollo ANRP Advisors III, L.P.,
its general partner

		By:	Apollo ANRP Capital Management III, LLC,
its general partner

			By:	APH Holdings, L.P.,
its sole member

				By:	Apollo Principal Holdings A GP, Ltd.,
its general partner

					By:	/s/ James Elworth
					Name:	James Elworth
					Title:	Vice President

Apollo Natural Resources Partners (P2) III, L.P.,

By:	Apollo ANRP Advisors III (P2), L.P.,
its general partner

	By:	Apollo ANRP Capital Management III, LLC,
its general partner

		By:	APH Holdings, L.P.,
its sole member

			By:	Apollo Principal Holdings A GP, Ltd.,
its general partner

				By:	/s/ James Elworth
				Name:	James Elworth
				Title:	Vice President

Apollo ANRP Advisors III (P2), L.P.,

By:	Apollo ANRP Capital Management III, LLC,
its general partner

	By:	APH Holdings, L.P.,
its sole member

		By:	Apollo Principal Holdings A GP, Ltd.,
its general partner

			By:	/s/ James Elworth
			Name:	James Elworth
			Title:	Vice President

ANRP III (NGL Debt), L.P.

By:	Apollo ANRP Advisors III, L.P.,
its general partner

	By:	Apollo ANRP Capital Management III, LLC,
its general partner

		By:	APH Holdings, L.P.,
its sole member

			By:	Apollo Principal Holdings A GP, Ltd.,
its general partner

				By:	/s/ James Elworth
				Name:	James Elworth
				Title:	Vice President

ANRP III Intermediate Holdings II, L.P.

By:	Apollo ANRP Advisors III, L.P.,
its general partner

	By:	Apollo ANRP Capital Management III, LLC,
its general partner

		By:	/s/ James Elworth
		Name:	James Elworth
		Title:	Vice President

Apollo ANRP Capital Management III, LLC

By:	APH Holdings, L.P.,
its sole member

	By:	Apollo Principal Holdings A GP, Ltd.,
its general partner

		By:	/s/ James Elworth
		Name:	James Elworth
		Title:	Vice President

APH Holdings, L.P.

By:	Apollo Principal Holdings A GP, Ltd.,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

APOLLO PRINCIPAL HOLDINGS A GP, LTD.

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

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